Inuvo Reports Second Quarter 2018 Results

LITTLE ROCK, AR, August 8, 2018 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence for advertising that serves partners, brands and agencies across various industries, is reporting its financial results for the second quarter ended June 30, 2018.

“The second quarter followed its seasonal pattern, starting off weak and ending strong,” commented Rich Howe, Chairman and CEO of Inuvo. “Despite the slow start, we increased revenue, expanded margins and more than doubled adjusted EBITDA. After increasing revenue 11% in the first half of the year, we now enter the strongest quarters of the year for Inuvo and look forward to continued growth and improved performance. Our previously issued 2018 guidance of double digit revenue growth over 2017 with higher adjusted EBITDA remains on track.”

Second Quarter 2018 Summary vs. Same Year-Ago Quarter (where applicable):

•	Revenue increased 4% to $19 million and 11% to $39.5 million for the second quarter and first half, respectively.

•	Gross margin increased 490 basis points to 63.2%.

•	Adjusted EBITDA (a non-GAAP financial measure) increased 102% to $0.3 million.

•	Net loss improved to $0.8 million or $(0.03) per share compared to a net loss of $1.4 million or $(0.05) per share.

•	Net proceeds of $2.1 million from the issuance of Inuvo common stock; proceeds used for working capital.

•	Cash balance at June 30, 2018 was $4.1 million with $4.0 million of debt.

•	Eight new advertiser clients signed during the quarter.

Conference Call Information:
Date: Wednesday, August 8, 2018
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Toll-free dial-in number: 1-800-289-0438
International dial-in number: 1-323-794-2423
Conference ID: 1122350

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Inuvo website.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 22, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1122350

About Inuvo, Inc.
Inuvo®, Inc. (NYSE American: INUV) is a market leader in intelligent advertising, aligning brands with appropriate content and consumer intent. The artificial intelligence within our patented IntentKey™ leverages contextually-based machine learning that mirrors the manner in which the human brain can instantly associate ideas, emotions, places, people and objects. Inuvo harnesses this power by delivering high performing campaigns reaching audiences that would typically be missed. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on February 8, 2018, and our subsequent filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Net revenue	$19,004,851	$18,271,181	$39,508,836	$35,487,043
Cost of revenue	6,991,304	7,620,743	15,769,898	15,512,466
Gross profit	12,013,547	10,650,438	23,738,938	19,974,577
Operating expenses
Marketing costs (traffic acquisition costs or TAC)	8,446,163	7,493,273	16,740,457	13,960,584
Compensation	2,323,654	2,301,696	4,943,169	4,689,407
Selling, general and administrative	1,982,851	2,165,180	4,109,213	4,283,298
Total operating expenses	12,752,668	11,960,149	25,792,839	22,933,289
Operating loss	(739,121)	(1,309,711)	(2,053,901)	(2,958,712)
Interest expense, net	(94,556)	(72,660)	(195,445)	(115,604)
Loss from continuing operations before taxes	(833,677)	(1,382,371)	(2,249,346)	(3,074,316)
Income tax benefit	980	-	8,625	-
Net loss from continuing operations	(832,697)	(1,382,371)	(2,240,721)	(3,074,316)
Net loss from discontinued operations	-	-	-	(1,109)
Net loss	(832,697)	(1,382,371)	(2,240,721)	(3,075,425)
Earnings per share, basic and diluted
From continuing operations	($0.030)	($0.050)	($0.080)	($0.110)
From discontinued operations	-	-	-	-
Net loss	($0.030)	($0.050)	($0.080)	($0.110)
Weighted average shares outstanding
Basic	30,614,207	28,486,809	29,634,023	27,764,613
Diluted	30,614,207	28,486,809	29,634,023	27,764,613

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO EBITDA and ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Loss from continuing operations before taxes	($833,677)	($1,382,371)	($2,249,346)	($3,074,316)
Interest expense, net	94,556	72,660	195,445	115,604
Depreciation	447,790	343,075	885,975	671,129
Amortization	337,626	398,617	691,085	763,738
EBITDA	46,295	(568,019)	(476,841)	(1,523,845)
Stock-based compensation	289,950	293,825	667,797	586,159
Non-recurring expense associated with acquiring NetSeer	-	441,041	-	996,467
Adjusted EBITDA	$336,245	$166,847	$190,956	$58,781

Reconciliation of Loss from Continuing Operations before Taxes to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Company Contact:
Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

Investor Relations Contact:
Liolios
Matt Glover or Sean Mansouri, CFA
949-574-3860
INUV@liolios.com